UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

SKY PETROLEUM, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

108 Wild Basin Road
Austin, TX 78746
(Address of Principal Executive Offices and Zip Code)

(780) 443-3014
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        Sky Petroleum, Inc. (the “Company”) received bridge loans in the aggregate amount of US$2.45 million to fund a portion of the financial commitments of the Company’s indirect, wholly-owned subsidiary, Sastaro Limited (“Sastaro”) pursuant to the Participation Agreement, dated May 18, 2005, by and between Sastaro and Buttes Gas and Oil Co. International Inc. (“BGOI”), a wholly-owned subsidiary of Crescent Petroleum Company International Limited, through which Sastaro will participate in an off-shore oil and gas project in the United Arab Emirates (the “Participation Agreement”). In connection with this financing, the Company issued demand promissory notes bearing interest at eight percent (8%) per annum.

        The proceeds of the bridge loans were used to satisfy Sastaro’s obligations under the Participation Agreement.

Item 3.02.   Unregistered Sale of Equity Securities

        The Company accepted subscriptions to purchase 1,716,687 shares of unregistered common stock (the “Shares”) at a price of $0.80 per share from 13 investors for aggregate gross proceeds of approximately $1,373,350. Certain individuals served as placement agents for this offering and received payments equal to 10% of the funds raised by such placement agent. The Company believes that the offer and sale of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the exemptions from registration provided by Regulation S and Regulation D. The majority of the offers and sales of the Shares were made outside of the United States. Each U.S. investor has represented and warranted to the Company that such investor was an “accredited investor” as that term is defined in Rule 501 of Regulation D. The private placement was conducted without general solicitation or advertising. The subscribers were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and reports filed pursuant to the Securities Exchange Act of 1934, as amended. The Company reasonably believed that the subscribers, immediately prior to offering the Shares, had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of their investment.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKY PETROLEUM, INC. (Registrant)

Dated: July 21, 2005	By: /s/ Daniel Meyer Daniel Meyer President